Exhibit 99.1

CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
Press: Sean Leous (212) 850-5600

FOR IMMEDIATE RELEASE

Thursday, November 2, 2006

REHABCARE REPORTS THIRD QUARTER 2006 RESULTS

•	Revenue growth of 53 percent year-over-year due to acquisitions
•	Freestanding hospital division celebrates one-year anniversary with continued solid revenue and operating performance
•	Symphony integration and synergies ahead of plan, but Contract Therapy businesses achieve less than expected operating results

ST. LOUIS, MO, November 2, 2006--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and nine months ended September 30, 2006. Comparative results for the quarter and nine months follow.

	Quarter Ended		Nine Months Ended
Amounts in millions,	September 30,		September 30,
except per share data	2006	2005	2006	2005
Consolidated Operating Revenues	$183.2	$120.0	$432.5	$330.8
Consolidated Net Earnings (a)(b)	2.3	4.4	5.2	14.8
Consolidated Diluted Earnings per Share	0.13	0.26	0.30	0.86

Contract Therapy Operating Revenues	107.7	60.9	228.2	171.0
Contract Therapy Operating Earnings (Loss)	(0.7)	3.7	(1.3)	9.2

HRS Inpatient Operating Revenues	32.5	35.1	98.8	106.4
HRS Outpatient Operating Revenues	11.8	12.1	37.2	36.7
HRS Operating Revenues	44.3	47.2	136.0	143.1
HRS Operating Earnings	6.1	7.0	16.4	20.4

Freestanding Hospitals Operating Revenues	21.4	8.8	53.4	8.8
Freestanding Hospitals Operating Earnings	0.4	0.1	0.6	0.1

Other Healthcare Services Operating Revenues	10.0	3.1	15.3	8.2
Other Healthcare Services Operating Earnings	0.4	0.1	0.4	—

Equity in After Tax Loss of Affiliates (b)	(0.1)	(2.0)	(3.0)	(2.8)

(a)	Includes after tax stock-based compensation expense of $0.2 million and $0.9 million for the three months and nine months ended September 30, 2006, respectively.

(b)

Includes after tax losses on RehabCare’s equity investment in InteliStaf of $2.0 million and $2.8 million for the three months and nine months ended September 30, 2005, respectively, and $2.8 million for the nine months ended September 30, 2006.

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John H. Short, Ph.D., president and chief executive officer, commented, “Our total operating revenues increased in the third quarter as a result of our July 1 Symphony Health Services, LLC acquisition and the significant growth in our Freestanding Hospital business through both acquisition and organic growth. However, our Contract Therapy (CT) and Hospital Rehabilitation Services (HRS) businesses did not perform up to our expectations. Diluted earnings per share totaled $0.13 for the quarter.

“We experienced a $2.0 million after tax loss, or $0.12 per diluted share, in the quarter related to the Symphony acquisition. While we achieved immediate success with harvesting synergies and Polaris and VTA met our profit expectations, these results were not sufficient to offset lower operating profits from Symphony’s CT business and $1.7 million of after tax expense for interest and amortization.”

Dr. Short continued, “We believe the progress that we continue to make in growing our Freestanding Hospital division supports the vision we have for this business as a fundamental component of our continuum of care market strategy. In just over one year since we formed this division with the acquisition of MeadowBrook, we have doubled the number of facilities we operate to eight with the opening of Northwest Texas Rehabilitation Hospital in Amarillo, Texas in October 2006. We are well on our way to our revenue run rate goal of $100 million in 2007 for this business with margins, excluding start-up costs, in line with our peer group. As we recently announced, we have entered into a joint venture agreement with the Seton Family of Hospitals in Austin, Texas to develop a new freestanding facility that will house a 36-bed inpatient rehabilitation facility (IRF) and a 40-bed long-term acute care hospital (LTACH). We have also announced our intention to form a joint venture to develop a new 35-bed inpatient rehabilitation hospital with St. Luke’s Hospital in Chesterfield, Missouri.”

Financial Overview of Third Quarter

Net revenues for the third quarter 2006 were $183.2 million compared to $120.0 million from the year ago quarter, an increase of 52.6 percent. Acquisitions accounted for $61.5 million of the year-over-year increase in revenue. The increase reflects the acquisition of Symphony, combined with the start-up of the Arlington Rehabilitation Hospital in Arlington, Texas in December 2005 and the recent acquisitions of Louisiana Specialty Hospital in New Orleans, Louisiana and RehabCare Rehabilitation Hospital – Permian Basin in Midland, Texas. In addition, the Company realized a full quarter of operations for the four MeadowBrook hospitals in the current quarter versus only two months of operations a year ago. These increases

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were partially offset by $2.9 million lower revenues in the Hospital Rehabilitation Services division.

Consolidated net earnings were $2.3 million in the third quarter 2006 compared to $4.4 million in the prior year period. Earnings per share on a fully diluted basis for the third quarter 2006 were $0.13, inclusive of $0.01 after tax expense for stock-based compensation, compared to $0.26 of fully diluted earnings per share for the same period last year. The prior year third quarter results contained no stock-based compensation expense and included a $2.0 million loss, or $0.12 per diluted share, for the Company’s equity investment in InteliStaf.

The Contract Therapy division’s net revenues for the third quarter of 2006 increased 76.8 percent to $107.7 million, compared to $60.9 million in the year ago quarter. Operating earnings for the quarter declined to $(0.7) million compared to the prior year quarter of $3.7 million. As of September 30, 2006, the division operated in 1,253 locations versus 744 locations at September 30, 2005. The acquisition of Symphony’s RehabWorks operations, which added 470 units and $44.1 million of revenue to the division, was the primary reason for the year-over-year third quarter increase in revenues and number of locations. Same store revenues for the legacy CT business grew at a rate of 4.1 percent.

Despite the substantial revenue growth, operating earnings for the division declined significantly year-over-year. This decline is partially attributable to operational changes resulting from the integration of RehabWorks. Within the CT legacy business, revenue per minute of billable therapy service increased 2.7 percent from the prior year quarter, while total labor and benefit costs per minute of billable therapy service increased 6.7 percent due to lower therapist productivity, which accounted for 1.5 percentage points, higher contract labor usage, which accounted for 1.2 percentage points, and higher therapist labor and benefits costs, which accounted for 4 percentage points.

RehabWorks cost per billable minute during the quarter was 10.4 percent higher than that of the CT legacy business primarily due to significantly higher contract labor usage, lower therapist productivity and higher therapist labor costs. RehabWorks higher cost structure, however, is partially compensated for by a more favorable revenue mix that yields higher revenue per minute of billable therapy service than the CT legacy business.

Combined division operating earnings were also negatively impacted by a higher rate of selling, general and administrative expenses as a percentage of revenue in the third quarter of 2006 compared to the prior year quarter. This resulted from the higher level of effort focused on

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integration activities and the inclusion of redundant Symphony costs that have not yet been eliminated.

The Hospital Rehabilitation Services division’s third quarter net revenues decreased 6.1 percent to $44.3 million, compared to $47.2 million in the year ago quarter. Operating earnings for the quarter were $6.1 million compared to the prior year quarter of $7.0 million. As of September 30, 2006, HRS operated 173 programs compared to 185 at September 30, 2005. During the same time period, acute rehab units (ARUs) decreased from 120 to 117.

HRS operating revenues were lower due to a 7.3 percent decline in inpatient revenues and a 2.7 percent decline in outpatient revenues. The decline in inpatient revenues is attributable to a 6.4 percent year-over-year decline in average units operated and competitive pricing pressure experienced on certain contract renewals. In the outpatient business, same store revenue growth of 6.8 percent was not enough to offset a 6.3 percent decline in the average number of units operated during the quarter. Acute rehabilitation revenue continues to be negatively impacted by the 75% Rule despite the one year delay in the phase-in of the implementation of the rule. While same-store 75% Rule qualifying patients increased by approximately 6.8 percent from the prior year, same store ARU discharges for the third quarter of 2006 were down 2.4 percent from the third quarter of 2005, but in line with the 1-3 percent forecasted decline for the full year. On a year-to-date basis, same store ARU discharges have declined 3 percent.

Operating earnings for the division were negatively impacted by increases in labor costs. Inpatient revenue per discharge increased 2.3 percent while inpatient labor and benefit costs per discharge, including contract labor increased 4.2 percent compared to the year ago quarter. Average revenue per unit of outpatient service increased 0.5 percent while outpatient labor and benefit costs per unit of service increased 3.9 percent compared to the year ago quarter.

The Freestanding Hospital division’s net revenues for the third quarter of 2006 increased 142 percent to $21.4 million, compared to $8.8 million in the year ago quarter. This division was formed in August 2005 with the acquisition of four MeadowBrook hospitals and has since been expanded to a total of seven hospitals which were in operation during the third quarter of 2006. An eighth hospital, an inpatient rehabilitation facility in Amarillo, Texas, admitted its first patient in October 2006. Operating earnings for the quarter were $0.4 million compared to the prior year quarter of $0.1 million.

The division’s significant operating improvements on a same hospital

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basis were offset by $0.9 million of start-up costs incurred by the division during the third quarter of 2006 resulting in flat earnings on a sequential basis. The start-up costs relate to the Midland and Amarillo, Texas rehabilitation hospitals and the North Kansas City, Missouri joint venture. The Company defines start-up costs as net operating losses incurred prior to approval of Medicare licensure.

Symphony Integration and Synergies

As previously reported, the Company expects to harvest $10-14 million of annualized cost savings and productivity improvements within 18 months of the purchase of Symphony. To date, the integration and cost savings plans are ahead of schedule. Annualized net cost savings were approximately $5.3 million during the third quarter. The net cost savings were achieved principally through headcount reductions in Symphony’s corporate offices offset by limited incremental cost additions in the Company’s corporate departments.

Roll-out of the Company’s point of service technology to the RehabWorks sites has begun. Experience has demonstrated that high utilization rates of the technology and improved productivity can be achieved within three to four months of roll-out. The Company expects to have over 100 sites operational by year end with full implementation of the technology at all 470 RehabWorks sites by the end of June 2007. As the technology is rolled out, it is expected that therapist productivity will dip in Q4 2006 and Q1 2007, but that planned productivity improvements will be captured thereafter. “We are focusing significant efforts on completing the technology roll-out as quickly as possible so that the productivity and management reporting enhancements derived from the technology can be realized as rapidly as possible,” noted Dr. Short.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 – revised 2004, “Share-Based Payment” which requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair-value-based method. During the third quarter of 2006 and year-to-date September 2006, the Company recognized pretax share based compensation expense of approximately $0.3 million and $1.5 million, or approximately $0.01 and $0.05 per diluted share after tax, respectively. This expense has been recorded as a component of corporate selling, general and administrative expenses.

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Balance Sheet

At September 30, 2006 the Company had approximately $8.2 million in cash and cash equivalents, $121.0 million outstanding debt under its $175 million revolving credit facility and $8.3 million in subordinated long-term debt related to various acquisitions. Days sales outstanding increased sequentially from 67.0 days to 77.1 days at September 30, 2006. This increase reflects the acquisition of Symphony’s receivables, which had the effect of increasing the overall days sales outstanding by approximately 6.7 days. The remaining three day increase results from the acquisition of Louisiana Specialty Hospital and the Midland rehabilitation hospital and should dissipate by the end of the year.

Legislative Update

The exception process to the Part B therapy caps is scheduled to expire by law on December 31, 2006. On January 1, 2007, a 5.1 percent reduction in the physician fee schedule, the method by which all Part B therapy services are billed, is scheduled to take effect. Congress may or may not act between now and the end of the year to extend the exception process or alter the level and timing of any change in the physician fee schedule. We are preparing plans to mitigate both the Part B therapy cap and physician fee schedule impact.

2006 Financial Overview

The Company will not be providing annual revenue and earnings per share guidance for 2006. The following is a brief update of the most significant issues facing its business for the remainder of 2006:

Contract Therapy Margins

The Company did not make progress in improving CT margins especially in its legacy business during the quarter. Several initiatives have been implemented to address this issue including:

•	Aggressively seeking rate increases from low margin contracts or canceling the business.
•	Revising the Company’s sales criteria for new contracts. Sales efforts will be focused on key markets. This may result in a reduction in new CT business over the next quarter.

•	Reorganizing the Company’s operations to provide more focused oversight and training to its site level managers.

•	Introducing a new productivity oriented pay model.

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•	Strengthening controls on the use of contract labor.

Hospital Rehabilitation Services

ARU discharges remained flat sequentially despite the respite from the 75% Rule. Since the Company is currently at 64% compliance, there should be some modest growth in discharges. Again several initiatives have been implemented including:

•	Focused training on the ARUs that are underperforming in this area.
•	The appointment of Dr. Ken Adams as Chief Medical Officer who will oversee the medical directors in the Company’s ARUs.

•	Reorganization of the management of the division.

Freestanding Hospitals

•	The Company anticipates earnings from the Hospital division, including accounting for new facility start-up costs, will continue to be accretive for the full year 2006.

•	The Company anticipates sequential improvement in hospital division operating profits despite increased start-up costs for the Amarillo, Texas facility early in Q4 2006.

•	Based on the existing pipeline, the Company anticipates opening 2 to 3 facilities in 2007.

Conclusion

Dr. Short concluded, “The last twelve months were a time of unprecedented growth at RehabCare; and while we are enthusiastic about the opportunities that this growth has provided, we expect the next twelve months to be focused on improving operating margins. Although organic growth will always be a priority, now is the time for us to step up to the challenges of execution and successfully absorb our growth. Despite an uncertain environment, we remain focused on building a stronger and more profitable company. With the support of our 15,000 colleagues, I am confident we will achieve our vision of helping people regain their lives.”

About RehabCare Group

Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with more than 1,400 hospitals and skilled nursing facilities in 42 states, the District of Columbia and

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Puerto Rico. The Company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country. RehabCare is pleased to be included in The Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

A listen-only simulcast of RehabCare’s third quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 11:00 Eastern time. An online replay will be available until November 23, 2006. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on November 23, 2006. The dial-in number for the replay is (630) 652-3041 and the access code is 16047167.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to

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effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

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I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating revenues	$183,162	$120,044	$432,546	$330,828
Costs & expenses
Operating	149,240	91,034	347,554	248,738
Selling, general & administrative:
Divisions	12,207	8,987	31,053	26,450
Corporate	10,904	6,211	27,533	18,314
Depreciation & amortization	4,485	2,894	10,346	7,595
Restructuring	—	—	(191)	—
Total costs & expenses	176,836	109,126	416,295	301,097

Operating earnings, net	6,326	10,918	16,251	29,731

Other income (expense), net	(25)	(6)	(51)	32

Interest expense, net	(2,399)	(106)	(2,620)	(252)
Earnings before income taxes, equity in net loss of affiliates and minority interests	3,902	10,806	13,580	29,511

Income taxes	(1,541)	(4,376)	(5,364)	(11,951)
Equity in net loss of affiliates	(69)	(2,023)	(3,012)	(2,762)
Minority interests	10	—	13	—

Net earnings	$2,302	$4,407	$5,217	$14,798

Diluted earnings per share	$0.13	$0.26	$0.30	$0.86
Weighted average diluted shares outstanding	17,296	17,136	17,231	17,175

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)
	Unaudited
	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$8,172	$28,103
Accounts receivable, net	154,420	85,541
Deferred tax assets	5,766	6,359
Other current assets	11,017	7,295
Total current assets	179,375	127,298

Property and equipment, net	33,295	27,495
Excess of cost over net assets acquired, net	165,056	94,960
Intangible assets	37,998	7,560
Investments in unconsolidated affiliates	3,312	6,324
Other assets	10,685	9,288
	$429,721	$272,925
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$3,319	$3,408
Payables & accruals	82,755	63,226
Total current liabilities	86,074	66,634

Long-term debt, less current portion	126,000	4,059
Other non-current liabilities	9,309	3,984
Minority interest	36	—
Stockholders’ equity	208,302	198,248
	$429,721	$272,925

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III. Operating Statistics
(Unaudited; dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Contract Therapy

Operating revenues	$107,690	$60,896	$228,181	$170,984
Operating expenses	91,256	48,692	193,177	136,649
Division SG&A	6,870	4,056	15,662	12,030
Corporate SG&A (a)	7,820	3,397	15,929	10,015
Depreciation and amortization	2,408	1,092	4,708	3,073
Operating earnings (loss)	$(664)	$3,659	$(1,295)	$9,217

Average number of locations	1,274	771	940	744
End of period number of locations	1,253	744	1,253	744

Hospital Rehabilitation Services (HRS)

Operating revenues
Inpatient	$32,517	$35,083	$98,750	$106,347
Outpatient	11,821	12,150	37,232	36,745
Total	$44,338	$47,233	$135,982	$143,092
Operating expenses	31,350	32,291	96,336	98,219
Division SG&A	3,768	3,787	11,643	12,308
Corporate SG&A (a)	1,925	2,670	8,134	8,004
Depreciation and amortization	1,160	1,475	3,511	4,179
Operating earnings	$6,135	$7,010	$16,358	$20,382

Average number of programs
Inpatient	136	146	137	144
Outpatient	40	42	42	42
Total	176	188	179	186

End of period number of programs
Inpatient	135	144	135	144
Outpatient	38	41	38	41
Total	173	185	173	185

Freestanding Hospitals

Operating revenues	$21,396	$8,846	$53,429	$8,846
Operating expenses	19,000	7,774	46,454	7,774
Division SG&A	389	606	1,501	606
Corporate SG&A (a)	782	55	2,886	55
Depreciation and amortization	787	316	1,970	316
Operating earnings	$438	$95	$618	$95

End of period number of facilities	7	4	7	4

Other Healthcare Services

Operating revenues (b)	$9,976	$3,078	$15,281	$8,199
Operating earnings	417	154	379	37

(a)

During the quarter and nine months ended September 30, 2006, the Company incurred $339 and $1,481 of stock-based compensation expense. These costs have been allocated to the divisions as part of corporate SG&A.

(b)

Includes intercompany revenues, at market rates, of $238 and $327 for the quarter and nine months ended September 30, 2006, respectively, and $9 and $293 for the quarter and nine months ended September 30, 2005, respectively.

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IV. Key Statistics

(Dollars in 000’s, except per share data)

	Q1	Q2	Q3
	03/31/06	06/30/06	09/30/06
	Actual	Actual	Actual
CONSOLIDATED P&L STATEMENT
Operating revenues	$121,718	$127,666	$183,162
Costs and expenses:
Operating expenses	97,240	101,074	149,240
Selling, general and administrative
Divisions	9,156	9,690	12,207
Corporate	8,549	8,080	10,904
Depreciation and amortization	2,904	2,957	4,485
Restructuring	-	(191)	-
Total costs and expenses	117,849	121,610	176,836

Operating earnings	$3,869	$6,056	$6,326
Other income (expense), net	(39)	13	(25)
Interest expense, net	(68)	(153)	(2,399)
Earnings (loss) before income taxes and
equity in net loss of affiliate	3,762	5,916	3,902

Income taxes	(1,486)	(2,337)	(1,541)
Equity in loss of affiliate	(2,841)	(102)	(69)
Minority interest	-	3	10

TOTAL NET EARNINGS	(565)	3,480	2,302

Diluted earnings per share	$(0.03)	$0.20	$0.13

NOTE:Consolidated results exclude intercompany sales.

HOSPITAL REHABILITATION SERVICES
INPATIENT DIVISION
Acute
Average Number of Programs	120	120	119
Revenue	$31,105	$30,321	$30,145
Patient Days	142,880	141,435	141,381
Discharges	11,671	11,601	11,546
Subacute (includes VitalCare)
Average Number of Programs	18	16	17
Revenue	$2,502	$2,305	$2,372
Patient Days	38,398	32,323	32,295
Discharges	843	658	690
OUTPATIENT DIVISION
Average Number of Programs	42	43	40
Revenue	$12,844	$12,567	$11,821
Patient Visits	299,003	292,203	272,800
TOTAL HOSPITAL REHABILITATION SERVICES
Operating Earnings	$5,525	$4,698	$6,135
Operating Earnings Margin	11.9%	10.4%	13.8%
CONTRACT THERAPY DIVISION
Average Number of Facilities	749	790	1,274
Revenue	$57,438	$63,053	$107,690
Operating Earnings	$(1,334)	$703	(664)
Operating Earnings Margin	-2.3%	1.1%	-0.6%
Average Revenue per Facility	$76.7	$79.8	$84.5
FREESTANDING HOSPITALS
Revenue	$15,153	$16,880	$21,396
Operating Earnings	(322)	502	438
Patient Days	13,179	15,048	19,723
Discharges	725	820	1,091

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